Exhibit 99.1

PRESS RELEASE

For Immediate Release

IRIDIUM COMMUNICATIONS INC. PRICES OFFERING OF SENIOR UNSECURED NOTES

MCLEAN, Va., March 16, 2018 — Iridium Communications Inc. (Nasdaq: IRDM) (the “Company”) today announced that it has priced $360 million in aggregate principal amount of its senior unsecured notes due 2023 (the “Notes”). The Notes will bear interest at 10.250% per annum and will mature on April 15, 2023. Interest will be payable semi-annually on April 15 and October 15 of each year, beginning on October 15, 2018. The closing of the offering of the Notes is expected to occur, subject to certain customary conditions, on March 21, 2018.

The Company plans to use the net proceeds of the offering to (i) make approximately $59.9 million of deferred payment obligations by repaying all amounts outstanding under Iridium Satellite LLC’s bills of exchange issued to Thales Alenia Space France (“Thales”), including interest and insurance, (ii) make approximately $44.4 million of milestone payments to Thales under the Full Scale System Development Contract No. ID-10-021 between Iridium Satellite and Thales when the applicable milestones have been met and (iii) fund approximately $87.0 million into the debt service reserve account under Iridium Satellite’s existing $1.8 billion credit facility (the “Credit Facility”). Any remaining proceeds will be used for general corporate purposes, including fees and expenses relating to the amendment to the Credit Facility that will become effective upon the issuance of the Notes.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered and sold only to persons reasonably believed to be “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Company gives no assurance that the proposed offering can be completed on any terms.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network — Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to the consummation of the offering of its Notes and the effectiveness of its agreement with its credit facility lenders to solidify its liquidity position and the use of proceeds of the Notes. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding demand for the Notes, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (“SEC”) on February 22, 2018, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Investor Contact	Press Contact

KENNETH B. LEVY	JORDAN HASSIN
Iridium Communications Inc.	Iridium Communications Inc.
(703) 287-7570 ken.levy@iridium.com	(703) 287-7421 jordan.hassin@iridium.com